UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2006

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 17, 2006, the Compensation Committee of the registrant’s Board of Directors amended the registrant’s Change in Control Severance Benefit Plan (the “Severance Benefit Plan”) to add John Sharp, the registrant’s Vice President, Finance and Treasurer, as a party. Pursuant to the terms of the Severance Benefit Plan, Mr. Sharp will receive severance benefits following the termination of his employment in connection with a change in control of the registrant (as defined in the Severance Benefit Plan). If Mr. Sharp is terminated for any reason other than for cause or resigns for good reason (each as defined in the Severance Benefit Plan), within three months prior to or 12 months following a change in control, he would continue to receive for six months his base salary, pro-rated bonus amount (calculated from the average of the two most recent annual bonuses paid to Mr. Sharp), health insurance and other benefits. Mr. Sharp also would receive immediate full vesting of all equity awards. If Mr. Sharp were to begin employment with a new employer before the end of this six-month period, the salary continuation would be reduced by the amount of compensation paid to Mr. Sharp by the new employer and Mr. Sharp would no longer be entitled to health insurance benefits if the new employer were to provide comparable coverage. The cash and health insurance benefits under the Severance Benefit Plan are in addition to and not in lieu of any severance benefits to which a participant is entitled under any other agreement with the registrant. This description of the Severance Benefit Plan is qualified in its entirety by reference to the Severance Benefit Plan, a copy of which has been filed as exhibit 10.31 to the registrant’s quarterly report on form 10-Q for the quarter ended March 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

	By:	/s/ Harry Stylli
Date: January 23, 2006		Harry Stylli President and Chief Executive Officer

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